UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 4, 2015, Engaged Capital issued the following press release:

ON THE HEELS OF ISS AND GLASS LEWIS’ RECOMMENDATION TO VOTE ENGAGED CAPITAL’S WHITE PROXY CARD, ROVI ADOPTS COMPENSATION CHANGES IN REACTIVE AND OVERDUE REFORM

•	Facing pressure from Engaged Capital, Rovi adopts board compensation changes in an 11th hour attempt to address years of outsized director pay
•	Rovi Board finally acts on reforms it acknowledges were overdue
•	Engaged Capital urges shareholders to vote on the WHITE proxy card to elect David Lockwood, Raghavendra Rau, and Glenn W. Welling

Newport Beach, CA, May 4, 2015 - Engaged Capital, LLC (“Engaged Capital”), an investment firm specializing in small and mid-cap North American equities and beneficial owner of 550,000 shares of the common stock of Rovi Corporation (“Rovi” or the “Company”) (Nasdaq: ROVI), responded today to Rovi’s announcement of new compensation arrangements for its independent directors.

“After years of receiving outsized compensation at the expense of shareholders, we find it incredibly disingenuous that Rovi’s Board has finally decided to address its excessive director pay practices less than two weeks prior to the Annual Meeting and after both leading proxy advisory firms recommended that shareholders vote on Engaged Capital’s WHITE proxy card,” said Glenn W. Welling, CIO of Engaged Capital.

No one should be fooled by Chairman Ludwick’s claim that director compensation just recently “became outsized relative to [Rovi’s] new peers.” Rather, we firmly believe that director pay has been excessive for years. As noted in our April 23 presentation, compensation received by Rovi’s incumbent directors (over $300,000) in 2014 was ~60% higher than similar sized, mid-cap companies and even ~25% higher than large-cap companies. Given that Rovi announced the divestiture of DivX in late 2013, worked to change its peer group in mid-2014, and finalized its 2015 compensation plan in February, which included no changes to director pay, we find it extremely curious that the Board suddenly realized its new peer group warranted an additional review of Rovi’s director compensation policies.

We believe the announced changes are solely a reaction to our campaign and we seriously question the motivation behind this announcement. Shareholders must ask themselves, was this a proactive corporate governance improvement made by a board aligned with shareholders? Or was this simply a reactive, 11th hour attempt to gain votes in a proxy contest made by an entrenched Board desperately trying to maintain the status quo?

“As noted by both independent proxy advisory firms, ISS and Glass Lewis, the board refuses to hold themselves accountable. This is a further demonstration of why all of Engaged Capital’s nominees are urgently needed in the boardroom to bring a fresh, shareholder-focused perspective,” concluded Mr. Welling.

Rovi shareholders are urged to vote the WHITE proxy card to elect Engaged Capital’s three highly-qualified director candidates, David Lockwood, Raghavendra Rau and Glenn W. Welling, at the May 13, 2015 Annual Meeting of Rovi.

VOTE YOUR WHITE ENGAGED CAPITAL PROXY FOR EACH OF THE ENGAGED CAPITAL NOMINEES TODAY.

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

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About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Shareholder Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400	John Ferguson, 203-658-9400
tomball@morrowco.com	jferguson@morrowco.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

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